Exhibit 99.1

EAGLE BULK SHIPPING INC. ANNOUNCES EXTENSION TO
WAIVER AND FORBEARANCE AGREEMENT

NEW YORK, NY, April 15, 2014 –Eagle Bulk Shipping Inc. (Nasdaq: EGLE) (the "Company" or "Eagle") announced today that the Company has entered into an amendment to its previously reported Waiver and Forbearance Agreement in order to facilitate continued discussions between the Company and the Lenders under its Fourth Amended and Restated Credit Facility (the "Credit Agreement").

The amendment to the Waiver, which was originally announced on March 20, 2014, extends from April 15, 2014 to April 30, 2014 the milestone requiring the Company and the Lenders constituting "Majority Lenders" under the Credit Agreement to (i) agree on terms of a restructuring of the obligations outstanding under the Credit Agreement and (ii) execute a binding restructuring support agreement or similar agreement documenting such agreed-upon terms.

Under the terms of the Waiver, the Lenders agreed to waive until June 30, 2014 certain potential events of default, subject to the Company's compliance with certain terms, conditions and milestones as set forth in the Waiver. The Waiver remains in effect on substantially the same terms and conditions, with certain modifications as set forth in the amendment.

While Eagle Bulk is continuing discussions with its Lenders as part of the Waiver, the Company cautioned that there is no assurance such discussions will result in a comprehensive resolution.  Additional discussion regarding the impact of a failure to reach a consensual resolution with the Lenders can be found in the Company's Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 31, 2014.

Additional details regarding the amendment to the Waiver are provided in an 8-K filing available on the Company's website at http://www.eagleships.com/sec-filing.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, our ability to reach agreement with our lenders on restructuring terms for our credit facility, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:

Company Contact:
Adir Katzav
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 212-785-2500

Investor Relations / Media:
Jonathan Morgan
Perry Street Communications, New York
Tel. +1 212-741-0014